N E W S R E L E A S E
(For Immediate Release)

UNITEDHEALTH GROUP TO HOST 2021 INVESTOR CONFERENCE
MINNETONKA, Minn. (November 23, 2021) – UnitedHealth Group (NYSE: UNH) will host its annual Investor Conference with analysts and institutional investors in New York City on Tuesday, November 30, 2021, beginning at 8:00 a.m. ET.
Senior leaders will discuss how the company is working to improve health system performance, advance health care quality, experiences and outcomes for people, and reduce the total cost of health care. Management will also provide an overview of the Company’s outlook for its growth priorities and performance for 2022.
In conjunction with the Investor Conference, an updated view of financial performance for 2021 and the initial outlook for 2022 will be released on the afternoon of Monday, November 29th at approximately 4:15 p.m. ET.
The Company will stream the presentations and management question and answer portion of this meeting and will make conference materials available on its Investors page at www.unitedhealthgroup.com. A replay of the conference will be available on the Company web site.
About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.
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Contacts:	Brett Manderfeld
Senior Vice President
952-936-7216

Media:	Matt Stearns
Senior Vice President
202-276-0085